UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 5, 2017
Date of Report (Date of earliest event reported)

GMCI CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54629	43-2110431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Level 1 Tower 1 Avenue 3 The Horizon Bangsar South City Kuala Lumpur, Malaysia	59200
(Address of principal executive offices)	(Zip Code)

 60-3-2242-2259

Registrant's telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Information

In March 2017, GMCI Corp. (the "Company") became aware of an opportunity to acquire a thirty (30) year leasehold over 6.0701 hectares of real property located in the Province of Kampar, Malaysia, that the Company believes has a significant deposit of granite (the "Property"). This opportunity was presented to the Company by Pembinaan Kaya Hebat Sdn Bhd, a Malaysian corporation ("PKH"). PKH is controlled by GMCI's majority shareholder, LYF & Son Realty Sdn. Bhd.
On May 3, 2017, the Company entered into a Letter of Intent with PKH and PKH's shareholders to acquire all of the issued and outstanding shares of PKH from its shareholders in exchange for shares of GMCI, which will be an amount equal to the fair market value of PKH, as determined by an independent, professional appraiser.
The acquisition of PKH is contingent upon: (a) PKH completing the transfer of title to the Property; (b) issuance of a mineral resource report that provides an estimate of the granite resources in place and exploration potential of resources located on the Property prepared by a licensed geologist that complies with the applicable rules and regulations promulgated by the SEC; and (c) the parties entering a definitive Share Purchase Agreement.
The transfer of title to the Property is subject to the approval of the local Malaysian state government. The Company currently believes that the transfer of title will be approved by the Ministry and completed before the end of August 2017. Therefore, the Company has commenced negotiations for the terms of the definitive Share Purchase Agreement and expects to execute such agreement before the end of August 2017. Completion of the transaction will also be contingent on completion of the Company's ongoing due diligence review and issuance of a technical  report by a qualified geologist.
The Company has also identified other potential acquisition opportunities, for which it will attempt to enter into acquisition agreements following completion of the acquisition of the PKH.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMCI CORP.

Date: July 5, 2017	/s/ Calvin Chin
Calvin Chin
Chief Executive Officer